UNITED STATES
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SCHEDULE 14A

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HomeStreet, Inc.
(Name of Registrant as Specified In Its Charter)

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HomeStreet Director Mark Patterson Issues Letter to Shareholders
SEATTLE - (May 17, 2018) - Mark Patterson, a member of the Board of Directors of HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today released an open letter to shareholders in connection with the Company’s upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), which is scheduled to be held on May 24, 2018.
The full text of the letter follows:
Dear Fellow Shareholders,
As you likely know, I joined the HomeStreet Board in January of this year. Although I’ve only been on the Board for a few months, I am in fact deeply familiar with the Company.
During my 17-year tenure as a Managing Director and Equity Analyst at NWQ Investment Management Co., LLC, I oversaw institutional investments in a number of public companies in the financial services sector, including HomeStreet. Prior to NWQ I served as Vice President of Investor Relations at U.S. Bancorp and prior to joining the HomeStreet Board I served as a director of FBR & Co. I understand both working in and investing in financial services companies, and I have especially extensive experience evaluating banking industry investments. I am also a substantial individual investor in HomeStreet with over 95,000 shares, which I acquired over the years.
The reason I say all this is that I truly believe - having seen how the HomeStreet Board operates firsthand - that shareholders’ best interests are well represented by the current directors. In particular, I have appreciated how Scott Boggs exercises the role of Lead Independent Director. I see him as an absolutely terrific advocate for shareholders and as highly qualified to head the Audit Committee. This is not surprising, given that he served as Vice President, Corporate Controller at Microsoft, where he had a range of accounting and management oversight responsibilities, including overseeing a staff of over 800 persons. Additionally, I believe he has a great perspective on where the Company has come from, where it is now and where it needs to go. He is just the type of individual that I, as a fellow shareholder, want representing me in my HomeStreet investment.
It is critical to understand that Scott has a broad and important set of responsibilities, including direct engagement with shareholders. He can and does regularly call meetings of the independent directors. He meets with Chairman and CEO Mark Mason before every Board meeting to review and discuss Board meeting agendas and he conducts the Board’s annual review of the CEO’s performance. It is clear to me that Scott fulfills a vital role in the Board’s oversight of HomeStreet’s management.
That’s why I respectfully disagree with the decision by proxy advisory firm Institutional Shareholder Services (“ISS”) not to recommend in favor of Scott’s re-election to the Board. As a reminder, proxy advisory firm Glass Lewis & Co. recommended in favor of the election of all the Company’s nominees, including Scott, Doug Smith, and me, and ISS recommended in support of Doug and me.

I believe that ISS’ decision to recommend against Scott was driven by an under-appreciation of the Company’s strategy and performance. From my perspective, HomeStreet's operational strategy has worked, and continues to work, very well.  At the Board's direction, HomeStreet’s management has steadily executed on its strategy to grow the Commercial and Consumer Banking Segment at a faster pace than the Mortgage Banking Segment in order to reduce the Company’s historical reliance on Mortgage Banking. This strategy is designed to build the strength of the Company over the long-term.
Some constituents may struggle to fully appreciate the cyclical nature of mortgage banking, especially during trough environments. However, few could argue against the value that the Mortgage Banking Segment has delivered to HomeStreet investors through the cycles and certainly since the company’s IPO in early 2012. A long-term perspective is important here. The Mortgage Banking Segment has undoubtedly allowed the Company to get to where it is today, in the most positive sense. That’s not to say that the Board doesn’t need to consistently evaluate the suitability and efficacy of our strategy, because we do. That said, I believe that HomeStreet’s transformation from a troubled thrift following the financial crisis to a real regional bank today will be increasingly difficult for the market to ignore, regardless of the mortgage cycles, because of the consistent investment that’s been made, and growth that's been realized, in the Commercial and Consumer Banking Segment.
My bottom line is this: Scott is a valuable voice on the Board and should retain his seat. Voting against Scott would not be just a protest vote - it could result in him coming off the Board, which would be a highly undesirable outcome for the Company and its shareholders, in my opinion.
Therefore, I’d ask you to very carefully consider your votes in this Board election. I hope you'll feel free to reach out to me if you have any additional thoughts or concerns regarding your decision.
Sincerely,
/s/ Mark R. Patterson

About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services Company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital

Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Important Additional Information
On April 17, 2018, the Company filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 17, 2018 and is accompanied by a WHITE proxy card. Shareholders may also obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.homestreet.com/proxy as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

HomeStreet, Inc.
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

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